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                                                                    EXHIBIT 23.1



                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Wall Data Incorporated 1994 Restated Nonofficer Stock Option Plan as Amended and Restated on October 15, 1996, of our reports dated May 18, 1998 and January 19,1998, except Note 14 as to which the date is March 12, 1998, with respect to the consolidated financial statements and schedule of Wall Data Incorporated included in the Transition Report on Form 10-K for the four months ended April 30, 1998, and the Annual Report on Form 10-K for the year ended December 31,1997, respectively, filed with the Securities and Exchange Commission.

                                                     /s/ ERNST & YOUNG LLP

Seattle, Washington
December 17, 1998